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                                                                  EXHIBIT 11.1


                          LATTICE SEMICONDUCTOR CORPORATION

                         COMPUTATION OF NET INCOME PER SHARE
                        (In thousands, except per share data)

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                                                                                    YEAR ENDED
                                                                      ----------------------------------
                                                               MARCH 29, 1997   MARCH 30, 1996   APRIL 1, 1995
                                                               -----------------------------------------------

Net income . . . . . . . . . . . . . . . . . . . . . . . . . .     $45,005          $41,784         $26,966
                                                                   -------          -------         -------
                                                                   -------          -------         -------

Weighted average common stock and common stock equivalents:
    Common . . . . . . . . . . . . . . . . . . . . . . . . . .      22,460           20,327          18,627
    Options and warrants . . . . . . . . . . . . . . . . . . .         513              652             537
                                                                   -------          -------         -------
                                                                    22,973           20,979          19,164
                                                                   -------          -------         -------
                                                                   -------          -------         -------


Net income per share . . . . . . . . . . . . . . . . . . . . .     $  1.96          $  1.99         $  1.41
                                                                   -------          -------         -------
                                                                   -------          -------         -------
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